Exhibit 99.2

Consent of Quentin P. Smith, Jr. to Be Named Director

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to being named in the Registration Statement on Form S-11 (File No. 333-          ), together with any and all amendments or supplements thereto, of STORE Capital Corporation, a Maryland corporation (the “Company”), as a person who has agreed to serve as a director of the Company beginning upon the completion of the offering and the inclusion of my biographical information in the Registration Statement.  I also consent to the filing of this consent as an exhibit to the Registration Statement.

Dated: August 29, 2014

/s/ Quentin P. Smith, Jr.
Quentin P. Smith, Jr.